Exhibit 4.7

CONFIDENTIAL

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

THIS AGREEMENT IS MADE AND ENTERED INTO THIS 3RD DAY OF MAY, 2010, AMONG:

Publix Super Markets, Inc.,

a company incorporated under the laws of Florida, having its registered office at

3300 Publix Corporate Parkway, Lakeland, FL 33811, (the “Client”);

State Street Bank and Trust Company,

a company incorporated under the laws of Massachusetts, having its registered office at

State Street Financial Center, One Lincoln Street, Boston, MA 02111,

(the “Original Service Provider”);

and

ING National Trust,

a company incorporated under the laws of Minnesota,

having its registered office at One Orange Way, Windsor, CT 06095-4774

(“Successor Service Provider”).

WHEREAS:

A. Effective July 3, 2001, the Client and the Original Service Provider entered into a trust agreement listed on Schedule A hereto, as amended or supplemented from time to time (the “Trust Agreement”). Pursuant to the Trust Agreement, the Original Service Provider provides certain services to the Client.

B. The parties hereto have agreed that the Trust Agreement be assigned to the Successor Service Provider, to be effective as of March 31, 2010, (the “Effective Time”), and the Successor Service Provider has agreed to accept appointment as the successor provider under the Trust Agreement pursuant to the written notice provided to the Client dated December 21, 2009.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1.	Assignment of the Trust Agreement

(a) In consideration of the agreements, assumptions and releases hereinafter contained, and subject to paragraph (b), it is agreed that from and after the Effective Time:

(1) all of the rights, title and interests of the Original Service Provider under the Trust Agreement be, and they hereby are, assigned and transferred to the Successor Service Provider; and

(2) all of the obligations, liabilities and duties of the Original Service Provider under or arising in connection with the Trust Agreement be, and they hereby are, assumed by and transferred to the Successor Service Provider; and

CONFIDENTIAL

(3) the Successor Service Provider hereby accepts such transfers and agrees to fully perform as Successor Service Provider under the Trust Agreement, and without limitation the Successor Service Provider agrees to accept appointment as successor Trustee under the Publix Super Markets, Inc. 401(k) SMART Trust Number 1; and

(4) accordingly:

(i) the Original Service Provider shall, from and after the Effective Time, release and discharge the Client and each and all of the Client’s employees, agents, representatives and all other related parties, and the Plan and all of its employees, agents representatives and fiduciaries (referred to collectively as “Client-related persons”), from (A) further performance of the Trust Agreement and all obligations, liabilities, duties of the Client thereunder, and (B) all claims and demands against the Client and all Client-related persons, under or arising in connection therewith, whether in contract, tort or otherwise;

(ii) the Client shall, from and after the Effective Time, release and discharge the Original Service Provider from (A) further performance of the Trust Agreement and all obligations, liabilities, duties of the Original Service Provider thereunder as such obligations, liabilities and duties shall be assumed by the Successor Service Provider and its affiliates and as the Successor Service Provider hereby agrees to be fully responsible for the performance of the Trust Agreement, and (B) all claims and demands against the Original Service Provider, under or arising in connection therewith, whether in contract, tort or otherwise;

(iii) the Client shall acquire all rights under the Trust Agreement, including but not limited to any indemnification rights, against and assume all obligations toward the Successor Service Provider, as the Successor Service Provider has hereby accepted its appointment as successor under the Trust Agreement and thus has become a party to the Trust Agreement in place of the Original Service Provider pursuant to the terms of such agreement for replacing a service provider; and

(iv) the Successor Service Provider shall acquire the rights set forth in the Trust Agreement, and shall assume all obligations toward the Client, as the Successor Service Provider has hereby accepted its appointment as successor under the Trust Agreement and thus has become a party to the Trust Agreement in place of the Original Service Provider pursuant to the terms of such agreement for replacing a service provider.

CONFIDENTIAL

(b) This Agreement does not eliminate any rights of the Client, or any obligations to the Client of any other party to this Agreement, arising from, accrued with respect to, or relating to any period prior to the Effective Time, nor does it affect any rights and obligations as between the Original Service Provider and its affiliates and the Successor Service Provider and its affiliates. Notwithstanding the foregoing, the Successor Service Provider shall accept any and all liability for any error committed during the transition period from the Original Service Provider and its affiliates.

2.	One Agreement

Each of the Trust Agreement and this Agreement shall henceforth be read and construed as one Agreement.

3.	Governing Law

This Agreement is governed by, and construed in accordance with law governing the Trust Agreement.

4.	Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Agreement has been entered into this 3rd day of May, 2010.

Publix Super Markets, Inc.

By:	/s/ Linda S. Kane
Name:	Linda S. Kane
Title:	Vice President, Benefits Administration and Assistant Secretary

State Street Bank and Trust Company

By:	/s/ Kristen A. Kennedy
Name:	Kristen A. Kennedy
Title:	VP & Managing Counsel

ING National Trust

By:	/s/ Christopher H. Rand
Name:	Christopher H. Rand
Title:	Vice President

CONFIDENTIAL

SCHEDULE A

Defined Contribution Plans Master Trust Agreement Between Publix Super Markets, Inc. and State Street Bank And Trust Company